Exhibit 10.4

RURAL/METRO CORPORATION

COMPENSATION SCHEDULE FOR NON-EMPLOYEE DIRECTORS

Effective April 1, 2008

Amount

1.	Basic annual retainer:

a.	Cash retainer of $40,000.

b.	Annual grant of 6,500 restricted stock units (RSUs) on the date of the annual meeting of stockholders (or as soon thereafter as practicable) for each non-employee director continuing to serve on the Board immediately following such meeting, with vesting as set forth in Section 6 below.

2.	Meeting fees:

a.	Cash fee of $2,000 for each Board or committee meeting attended in person, and $1,000 for each Board or committee meeting attended by teleconference.

b.	Only one cash fee will be paid in the event of multiple meetings held during the regular quarterly two-day Board and committee meetings.

3.	Initial grant of RSUs to new directors:

a.	10,000 RSUs upon first election or appointment as a non-employee director (or as soon thereafter as practicable), with vesting as set forth in Section 6 below.

b.	A non-employee director whose initial service commences on the date of an annual meeting of stockholders shall receive the grant referred to in Section 3.a in lieu of the grant referred to in Section 1.b.

4.	Other retainers:

a.	Annual retainer for Chair of the Board: $50,000

b.	Annual retainer for Chair of the Audit Committee: $15,000

c.	Annual retainer for Chairs of other committees: $10,000

d.	Annual retainer for an Audit Committee member designated as an audit committee financial expert: $5,000 (provided that the Chair of the Audit Committee is not eligible to receive this retainer)

Payment and vesting schedule

5.	Cash retainers and meeting fees are paid in arrears on a monthly basis (with payment obligation discontinued after the month in which board membership ceases, as applicable). Committee chairs will coordinate with management to provide necessary information about meetings and attendance during the month.

6.	The RSUs initially granted to non-employee directors will vest as follows: (i) 3,000 RSUs will vest one year from the date of grant, (ii) 3,000 RSUs will vest two years from the date of grant, and (iii) 4,000 RSUs will vest three years from the date of grant, provided in each case that the recipient continues to serve as a non-employee director. The RSUs granted annually to non-employee directors will vest as follows: (i) 2,000 RSUs will vest on the date of the first annual meeting of stockholders following the date of grant, (ii) 2,000 RSUs will vest on the date of the second annual meeting of stockholders following of grant, and (iii) 2,500 RSUs will vest on the date of third annual meeting of stockholders following the date of grant, provided in each case that the recipient continues to serve as a non-employee director of our Company until such annual meeting date. For non-employee directors whose initial service commences on the date of an annual meeting of stockholders, the tranches described in the first sentence of this Section 6 shall vest on the three subsequent annual meeting dates in the manner (and subject to the conditions) set forth in the second sentence of this Section 6.

Expense reimbursement

7.	Reasonable expenses shall be reimbursed in accordance with Company policy.

Other Arrangements

8.	The foregoing compensation schedule does not limit the authority of the Board to provide other compensation arrangements or amounts for non-employee directors as it may reasonably determine from time to time.

a.	By way of example, the Board may request that one or more members of the Board provide additional services from time to time. It is anticipated that such services will be compensated on an hourly basis, though the nature of the services and the amount of compensation is subject to the approval of the Board in each instance. It is further anticipated that such services will be requested only in limited circumstances in which the Board concludes that the particular experience or capabilities of the director can provide a clear benefit to the Company in comparison to retention of a third party.

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